Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

Contact Information
-------------------
Bob Orlando, Chief Financial Officer                  Bob Joyce, Vice President
Switchboard Incorporated                              FitzGerald Communications
508-898-8131                                          617-585-2298


                   SWITCHBOARD APPOINTS DEAN POLNEROW AS CHIEF
                                EXECUTIVE OFFICER


WESTBOROUGH, Mass. - August 21, 2003 - Switchboard Incorporated (NASDAQ: SWBD), a leading provider of Internet-based yellow pages and online local advertising solutions, today announced the appointment of Dean Polnerow, president and founder, as Switchboard's president and chief executive officer. Polnerow succeeds Doug Greenlaw who has resigned as chief executive officer and member of the Switchboard board of directors to pursue other business interests within the media industry. The company plans to fill the board position vacated by Greenlaw with an independent director.

"Dean's substantial contribution to the development of Switchboard's strategy, his industry experience and his exceptional marketing skills will enable him to successfully lead the company as we aggressively extend our position as a leading provider of Internet-based yellow pages and online local advertising solutions," said Bill Ferry, Switchboard's chairman of the board. The board and I have confidence that Dean, with the support of Switchboard's executive team, will effectively lead the company through its next stage of development."

"At this time, I would also like to thank Doug Greenlaw for his years of dedicated service to Switchboard," concluded Ferry.

Polnerow is the founder of Switchboard and has been the president of the company since 1998. He has 25 years of industry experience, ranging from product and technology development to business development and management. Prior to Switchboard, Polnerow spent 13 years at Banyan Systems, Inc. where he was the vice president of advanced development and was one of the original members of Banyan's engineering team. Polnerow earned a B.S.E. and did graduate work in electrical and computer engineering at the University of Michigan.


About Switchboard Incorporated
Switchboard Incorporated is a leading provider of Internet-based yellow pages and local online advertising solutions. A pioneer of locally oriented business searching, Switchboard delivers a broad range of highly targeted, results-oriented advertising products to national retailers and brick and mortar merchants on its flagship web site, Switchboard.com, and the sites of its many directory affiliates. Switchboard's technology connects over 9 million unique, ready-to-buy consumers each month with the businesses that have what they need, driving local commerce through online innovation. Switchboard is headquartered in Westborough, MA. For more information, visit www.switchboard.com. ePresence (NASDAQ: EPRE) owns approximately 51.9% of the outstanding shares of Switchboard.

Forward-Looking Statements
This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, Switchboard's plans to fill the directorship vacated by Mr. Greenlaw with an independent director; Switchboard's strategy and, business mode; and the development of the market for Internet directory services. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
Switchboard may be unable to attract and retain a qualified independent director to fill the directorship vacated by Mr. Greenlaw and that directorship may be filled bya non-independent director or be left vacant; if Switchboard is able to attract and retain a director to fill the directorship vacated by Mr. Greenlaw, that director may not be independent or that director may not satisfy all criteria for independence of all applicable laws and stock market regulations; the market for Internet directory services may not develop or grow as expected; Switchboard may fail to gain or maintain leadership in that market; the migration of yellow pages from print to on-line may not occur as rapidly as anticipated, or at all; Switchboard's relationships with its new and existing strategic partners, including AOL, may fail to produce the expected benefits; Switchboard may fail to increase the scope of its merchant and strategic partner networks; new products and services introduced by Switchboard, including Switchboard Matrix, may fail to gain market acceptance; Switchboard may fail to deploy technology advancements as anticipated; Switchboard's customers may fail to compete effectively in the market for Internet directory services, with or without training, support and new technologies from Switchboard; Switchboard may fail to achieve long-term growth and may fail to achieve improved operating results over the next several quarters; Switchboard may fail to control its expenses to the extent needed to achieve profitability; and Switchboard's operating results are volatile. For a detailed discussion of these and other cautionary statements, please refer to Switchboard's filings with the Securities and Exchange Commission, including Switchboard's Annual Report on Form 10-K filed on March 28, 2003 and most recent Quarterly Report on Form 10-Q filed on August 8, 2003. Switchboard cautions readers to consider carefully the foregoing factors and other such factors. Further, Switchboard's forward-looking statements speak only as of the date on which such statements are made. Switchboard disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. SOURCE Switchboard Incorporated.